Exhibit 5.5

110 Fetter Lane

London EC4A 1AY

+44 20 7903 1000 tel

+44 20 7903 0990 fax

To:	Willis Towers Watson Public Limited Company

51 Lime Street

London

EC3M 7DQ

England

13 July 2018

Dear Ladies and Gentlemen

Willis Towers Watson Public Limited Company Shelf Registration Statement dated 13 July 2018

1	INTRODUCTION

1.1	We have acted as legal advisers to Trinity Acquisition plc (the “Trinity Issuer”) and Willis Investment UK Holdings Limited, TA I Limited, Willis Group Limited and Willis Towers Watson UK Holdings Limited (the “English Guarantors” and together with the Trinity Issuer, the “English Companies”) on matters of English law in connection with:

(a)	the fifth supplemental indenture dated as of 11 August 2017, among Trinity Issuer, as Issuer, the English Companies, certain other guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Fifth Supplemental Indenture”), which is supplemental to an indenture dated as of 15 August 2013 governed by New York law; and

(b)	the second supplemental indenture dated as of 11 August 2017, among Willis North America Inc., as Issuer, the English Companies, certain other guarantors thereto and Wells Fargo Bank, National Association, as trustee (the “Second Supplemental Indenture” and, together with the Fifth Supplemental Indentures, the “Supplemental Indentures”), which is supplemental to an indenture dated as of 16 May 2017 governed by New York law.

1.2	We have agreed to provide this letter to you on the conditions set out herein.

1.3	Nothing in this letter shall imply that we owe any duty of care to anyone other than the English Companies. By the provision of this letter to you we expressly do not adopt, and you may not assert that we owe you any duty of care to advise you as to the content, negotiation of or commercial and financial implications of the Supplemental Indentures or any other documents referred to in the Supplemental Indentures.

2	DOCUMENTS EXAMINED

In order to give this opinion we have only examined the Supplemental Indentures and the documents and certificates listed in the schedule to this letter (together the “Documents”). We have relied upon the statements as to factual matters contained in each of the Documents. We express no opinion as to any agreement, instrument or other document other than as specified in this letter. In addition, we have not been instructed to make any enquiries concerning any of the parties to the Documents (other than in respect of the English Companies) for the purposes of this opinion nor have we done so.

3	SCOPE OF OPINION

3.1	This opinion is given only with respect to English law in force at the date of this opinion as applied by English courts. We have not been instructed to make, and have not instigated, investigation of and give no opinion as to the laws of any other jurisdiction or the application of English or any other law by any other courts or on the enforceability of judgments of any other courts.

3.2	We give no opinion as to matters of fact.

3.3	We express no opinion as to the effect that any future event or future act of the parties to the Documents or any third parties may have on the matters referred to in this letter.

3.4	You expressly agree that we have no responsibility to notify you of any change to this opinion after the date of this letter.

3.5	This opinion is given on the basis that it is governed by and shall be construed in accordance with English law and all matters (including without limitation, any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with English law.

4	ASSUMPTIONS

4.1	In considering the Documents and in giving this opinion, we have with your consent and without further investigation or enquiry assumed:

(a)	the genuineness of all signatures, stamps and seals on all documents;

(b)	that all signatures, stamps and seals were applied to a complete and final version of the document on which they appear;

(c)	the authenticity, accuracy and completeness of those of the Documents submitted to us as originals, the conformity to the original documents of those of the Documents submitted to us as certified, conformed, facsimile or electronic copies or photocopies and the authenticity, accuracy and completeness of those original documents;

(d)	no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the Documents;

(e)	that, where a Document has been examined by us in draft or specimen form, it will be, or has been, duly executed in the form of that draft or specimen (without amendment) and those transactions contemplated by the Documents which are not yet completed will be carried out strictly in the manner described;

(f)	that the Documents contain all relevant factual information which is material for the purposes of our opinion and there is no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion letter;

(g)	that any Documents which are English law deeds were validly executed in accordance with the execution formalities required in respect of deeds under English law;

(h)	that the memorandums and articles of association examined by us were the memorandum and articles of association of the English Companies at the time when the Supplemental Indentures were entered into by the English Companies;

(i)	that the resolutions passed at the meeting of the board of directors of each English Company included in the Documents were duly passed at a meeting of the relevant board in accordance with that English Company’s articles of association and such resolutions have not subsequently been amended or revoked;

(j)	that the written resolutions of the board of directors of each English Company included in the Documents were duly signed by all the directors of that English Company at that time and such resolutions have not subsequently been amended or revoked;

(k)	that the information revealed by our on-line searches in respect of the English Companies on the Companies House Direct Service made at 10.50 a.m. on 12 July 2018 (the “Company Searches”) was accurate, up-to-date and complete as at the relevant date in all respects and that nothing has occurred since such search to make that information inaccurate in any respect;

(l)	that the information revealed by a telephone search in respect of the English Companies at the Central Register of Winding-Up Petitions in relation to the Company made at 11.25 a.m. on 12 July 2018 (the “Winding-Up Enquiry”) was accurate, up-to-date and complete as at the relevant date in all respects and that nothing has occurred since our enquiry to make any such information inaccurate in any respect;

(m)	the legal capacity of all natural persons;

(n)	that each party to the Supplemental Indentures, other than the English Companies, is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(o)	the legal and corporate capacity, power and authority of each of the parties to the Documents, other than the English Companies, to execute, deliver and perform their respective obligations and exercise their rights under the Supplemental Indentures;

(p)	that the directors of the English Companies in authorising execution of the Supplemental Indentures have exercised their powers in accordance with their duties under all applicable laws and in furtherance of the relevant company’s constitution, as defined in section 17 of the Companies Act 2006;

(q)	to the extent that the laws of New York or any other jurisdiction are relevant, there are no provisions of such law which would affect this opinion; and

(r)	each of the parties to the Supplemental Indentures has complied with and will comply with all applicable provisions of the Financial Services and Markets Act 2000 and any applicable secondary legislation made under it.

5	OPINION

5.1	Based on the above assumptions and subject to the qualifications set out below in paragraph 6, and any matters or documents not disclosed to us, and having regard to such considerations of English law in force as at the date of this letter as we consider relevant, we are of the opinion that:

(a)	the English Companies are companies duly incorporated under the laws of England and Wales;

(b)	the Company Searches revealed no order or resolution for the winding-up of the English Companies and no notice of appointment in respect of the English Companies of a liquidator, receiver, administrative receiver, administrator or supervisor of a voluntary arrangement at the date and time of the Company Searches;

(c)	the response to the Winding-Up Enquiry indicated that no petition for the winding-up of any of the English Companies had been presented at the date and time of the Winding-Up Enquiry; and

(d)	the execution of the Supplemental Indentures was duly authorised by all necessary corporate action on the part of the English Companies and the Supplemental Indentures have been duly executed by the English Companies.

6	QUALIFICATIONS

6.1	The opinions expressed in paragraph 5 above are subject to the following qualification: the Company Searches and Winding-up Enquiry are not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented or made or a receiver, administrative receiver, administrator or liquidator appointed.

6.2	We have not been responsible for investigating or verifying the accuracy of any facts including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted from any such document.

6.3	We express no opinion as to taxation.

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent. Notwithstanding the foregoing, we hereby consent to the incorporation by reference of this letter as an exhibit to a post-effective amendment to the registration statement on Form S-3 (Registration Number 333-210094). In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Yours faithfully

/s/ Weil, Gotshal & Manges (London) LLP

SCHEDULE

1	A copy of the certificate of incorporation and, where relevant, certificate of incorporation on change of name and certificate of re-registration, of each of the English Companies.

2	A copy of the memorandum and articles of association of each of the English Companies as at 11 August 2017.

3	Certificates from a director of each of the English Companies (other than Willis Towers Watson UK Holdings Limited) each dated 11 August 2017.

4	A copy of the written resolutions of the board of directors of Willis Towers Watson UK Holdings Limited dated 11 August 2017.